EXHIBIT 4.7

FORM OF NONSTATUTORY STOCK OPTION AGREEMENT
CALEDONIA FINANCIAL CORPORATION

          THIS NONSTATUTORY STOCK OPTION AGREEMENT (the "Agreement") is made as of this _____day of _____________ between Caledonia Financial Corporation, a Michigan corporation (the "Company"), and _______________ (the "Option Holder").

          WHEREAS, the Company recognizes that the Option Holder is a member of the Company's Board of Directors and as such, has the authority to make decisions which significantly impact the financial performance of the Company;

          WHEREAS, the Company wishes to align the interests of the Option Holder-with those of shareholders;

          WHEREAS, on ____________ (the "Grant Date"), the Company's Board of Directors (the "Board") granted Nonstatutory Stock Options to the Option Holder; and

          WHEREAS, the parties desire to document in writing the terms of the Nonstatutory Stock Option grant.

          NOW THEREFORE, the parties agree as follows:

          1.          Grant of Options. The Company has granted _____ Nonstatutory Stock Options to the Option Holder (the "Options"). Once vested, each Option is exercisable at a price of $____ (the ''Option Price") per share of the Company's common stock, such amount being the fair market value of each Share of the Company's common stock as of the Grant Date.

          2.          Vesting. Options are not exercisable until they vest. Except as otherwise provided herein, no Options shall vest prior to the first anniversary of the Grant Date. On the first anniversary of the Grant Date, ___ [1/3] Options shall become vested and exercisable. On the second anniversary of the Grant Date, ___ [1/3] Options shall become vested and exercisable. On the third anniversary of the Grant Date, ___ [1/3] Options shall become vested and exercisable.

          In the event of a Change of Control of the Company (as defined in the Company's 1998 Stock Option Plan), the Option Holder's Disability, within the meaning of Internal Revenue Code Section 22(e)(3), or the Option Holder's death or "retirement" (as defined below), all Options shall immediately vest and become fully exercisable.

          3.          Expiration of Options. Unless otherwise determined by the Board, to the extent not previously exercised, the Options will expire on the earlier of ten years after the Grant Date or as described in Section 4 below.

          4.          Termination of Service as a Director. Upon the termination of the grantee's service as a director, his or her rights to exercise an option shall be only as follows:

                    (A)          Death, Disability or Retirement. If the grantee's service as a director is terminated by reason of death or disability (as described in Section 22(e)(3) of the Code), the grantee or the grantee's estate may, within one (1) year following such termination, exercise the option. If the grantee's service as a director is terminated by reason of retirement, the grantee or the grantee's estate (in the event of the grantee's death after such termination) may, within three (3) months following such termination, exercise the option. For purposes of this Plan, "retirement" shall mean termination of service as a director with the Company and/or its subsidiaries on or after the grantee's 65th birthday or the grantee's 60th birthday if the grantee has completed ten (10) years of service with the Company and/or its subsidiaries.

                    (B)          Other Reasons. If the grantee ceases to be a director for any reason other than those provided above under "Death, Disability or Retirement," the grantee or the grantee's estate (in the event of the grantee's death after such termination) may, within the one (1) month period following such termination, exercise the option with respect to only such number of shares of Common Stock as to which the right of exercise had accrued on or before the last day on which the grantee was either a director of the Company or any subsidiary.

                    (C)          General. Notwithstanding the foregoing, no option shall be exercisable in whole or in part: (A) more than 10 years after the Grant Date; or (B) except as provided in the second paragraph of Section 10, for one (1) year following the date the option was granted. A grantee's "estate" shall mean the grantee's legal representatives upon the grantee's death or any person who acquires the right under the laws of descent and distribution to exercise an option by reason of the grantee's death.

          5.          Transferability of Option. Except as otherwise provided herein, options shall be transferable only by will or the laws of descent and distribution and shall be exercisable during the grantee's lifetime only by him or her. An option and all rights thereunder shall terminate immediately if the holder attempts to or does sell, assign, transfer, pledge, hypothecate or otherwise dispose of the option or any rights thereunder to any person except as permitted herein.

          6.          Rights of a Shareholder. A recipient of an option shall have no rights as a shareholder with respect to any shares issuable or transferable upon exercise thereof until the date of issuance of a stock certificate for such shares. Except as otherwise provided pursuant to Section 7 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such stock certificate.

          7.          Adjustment of and Changes in Common Stock. In the event that the shares of Common Stock of the Company, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another Company (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend or a dividend on the shares of Common Stock of rights or warrants to purchase securities of the Company shall be made, then there shall be substituted for or added to each share of Common Stock theretofore appropriated or thereafter subject or that may become subject to an option under this Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock of the Company shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be, and references herein to the Common Stock shall be deemed to be references to any such stock or other securities as appropriate. Outstanding options shall also be appropriately amended as to price and other terms as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding shares of the Common Stock of the Company, or of any stock or other securities into which such Common Stock shall have been changed or for which it shall have been exchanged, then if the Board of Directors shall, in its sole discretion, determine that such change equitably requires an adjustment in any option theretofore granted or that may be granted .under this Plan, such adjustments shall be made in accordance with such determination. Fractional shares resulting from any adjustment in options pursuant to this Section 7 may be settled in cash or otherwise as the Board of Directors shall determine. Notice of any adjustment shall be given by the Company to each holder of an option that shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Agreement.

          8.          Securities Act Requirements. No option granted pursuant to this Agreement shall be exercisable in whole or in part, and the Company shall not be obligated to sell any shares of Common Stock subject to any such option, if such exercise and sale would, in the opinion of counsel for the Company, violate the Securities Act of 1933 (or other Federal or State statutes having similar requirements), as in effect at that time. Each option shall be subject to the further requirement that, if at any time the Board of Directors shall determine in its discretion that the listing or qualification of the shares of Common Stock subject to such option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue of shares thereunder, such option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

          9.          Withholding. Appropriate provision (which may, in accordance with rules determined by the Board of Directors, include the election by the grantee to have the Company withhold from the Common Stock to be issued upon exercise of an option a number of shares having an aggregate fair market value that would satisfy the withholding amount due or to deliver to the Company shares of Common Stock already owned having such aggregate fair market value to satisfy the withholding amount) shall be made for all taxes required to be withheld from shares of Common Stock issued under this Agreement under the applicable laws or other regulations of any governmental authority, whether federal, state or local, and domestic or foreign. To that end, the Company may at any time take such steps as it may deem necessary or appropriate (including sale or retention of shares to provide for payment of such taxes.

          10.          Administration and Amendment of Agreement. The Board of Directors from time to time may adopt rules and regulations for carrying out this Agreement. The interpretation and construction by the Board of Directors of any provision of this Agreement or any option granted pursuant hereto shall be final and conclusive. No member of the Board of Directors shall be liable for any action or determination made in good faith with respect to this Agreement or any option granted: pursuant thereto. The Board of Directors may from time to time make such changes in and additions to this Agreement as it may deem proper and in the best interests of the Company, without the consent of the Option Holder provided, however, that: (i) except as provided in Section 7 hereof, the total number of shares of Common Stock subject to this Agreement and the minimum purchase price shall not be changed; and (ii) no option shall be exercisable more than ten (10) years after the date it is granted.

          The Board of Directors shall have the power, in the event of any disposition of substantially all of the assets of the Company, its dissolution or of any consolidation or merger of the Company with and into any other corporation, to amend all outstanding options to permit the exercise of all such options prior to the effectiveness of any such transaction and to terminate such options as of such effectiveness. If the Board of Directors shall exercise such power, all options then outstanding and subject to such requirement shall be deemed to have been amended to permit the exercise thereof in whole or in part by the grantee at any time or from time to time as determined by the Board of Directors prior to the effectiveness of such transaction and such options shall be deemed to terminate upon such effectiveness.

          11.          Miscellaneous.

                    (A)          Separate Agreement. This Agreement is separate and independent from any other stock option plan or similar plan of the Company.

                    (B)          Loans. Subject to the sole discretion of the Board of Directors, the Company may loan the grantee funds to, finance the exercise of any option.

                    (C)          Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Michigan.

                    (D)          Supercedes Prior Agreement. This Agreement amends, restates, supercedes and replaces an Incentive Stock Option Agreement of even date between the Company and the Option Holder.

          IN WITNESS WHEREOF, this Agreement. has been executed by the Company and the Option Holder effective as of the ___ day of _____________.

CALEDONIA FINANCIAL CORPORATION

By

OPTION HOLDER

By